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                                                                    EXHIBIT 99.1


Press Release

For Immediate Release

Date:        October 22, 2003
Contact:     Lawrence T. Toombs, President
             Blue River Bancshares, Inc.
             [317] 398-9721


                      BLUE RIVER BANCSHARES, INC. ANNOUNCES
                     FIRST QUARTERLY PROFIT SINCE MARCH 1999


         Shelbyville, IN - Blue River Bancshares, Inc. (NASDAQSC: BRBI) today announced that it recorded net income of $42,000 for the quarter ended September 30, 2003, compared to a net loss of $306,000 for the quarter ended September 30, 2002. In the fourth quarter of 2002, the Company recorded a valuation allowance against a portion of the Company's deferred tax asset and continued to record a valuation allowance on its income tax benefit earned during the first six months of 2003. Thus, the Company did not record any income tax expenses for this latest quarter. Therefore, the pre-tax net income of $42,000 for the three months ended September 30, 2003 compares to a pre-tax net loss of $518,000 for the three months ended September 30, 2002.

Net interest income before provision for loan losses for the three months ended September 30, 2003 was $826,000 an increase of $213,000 over the net interest income of $613,000 for the quarter ended September 30, 2002. Non-interest income of $177,000, was recorded for the quarter ended September 30, 2003, an increase of $109,000 compared to $68,000 for the quarter ended September 30, 2002. Non-interest expense was $901,000 for the quarter ended September 30, 2003 a decrease of $238,000 over the quarter ended September 30, 2002 total of $1,139,000.

For the nine months ended September 30, 2003, the Company's net loss of $32,000 compared to a $3,133,000 net loss reported for the nine month period ended September 30, 2002. The Company's net loss in 2002 included a write-off of goodwill due to the adoption of SFAS 142. Therefore, the Company's pre-tax net loss of $32,000 for the nine months ended September 30, 2003 compared to a pre-tax net loss of $1,202,000 for the nine months ended September 30, 2002, before the change in accounting for goodwill and provision for income taxes discussed above.

Net interest income before provision for loan losses was $2,342,000 for the nine months ended September 30, 2003 compared to $1,746,000 for the nine months ended September 30, 2002, an increase of $596,000. Interest income and fees decreased $989,000 from $5,048,000 for the nine month period ended September 30, 2002 to $4,059,000 for the nine month period ended September 30, 2003. Interest expense on deposits and FHLB borrowings decreased $1,585,000 from $3,302,000 for the nine-month period ended September 30, 2002 compared to $1,717,000



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for the nine-month period ended September 30, 2003. Non-interest income was
$579,000 for the nine-month period ended September 30, 2003, compared to $272,000 for the nine-month period ended September 30, 2002, representing an increase of $307,000 which consisted primarily of net gains on sales of investment securities and other assets of $276,000. Non-interest expense decreased $310,000 from $3,084,000 for the nine-month period ended September 30, 2002 to $2,774,000 for the nine-month period ended September 30, 2003.

Lawrence T. Toombs, President of Blue River stated: "We continued to achieve improvements in our net interest margin, reduction of non-interest expense and reduction of non-performing assets. The third quarter reflected the continued increase in assets of Shelby County Bank, the Company's wholly owned subsidiary, with both solid loan growth and increased deposit activity for both the third quarter and for 2003 year-to-date. The Company is today reporting its first quarterly profit since March of 1999."

Total assets as of September 30, 2003 were $110,424,000, an increase of $15,306,000 from December 31, 2002. Deposits increased by $11,710,000 to $85,443,000 at September 30, 2003 from $73,733,000 as of December 31, 2002.
Loans, net of allowances, increased to $65,555,000 at September 30, 2003 from the December 31, 2002 total of $56,596,000, a net increase of $8,959,000. Net charged-off loans for the nine-month period ended September 30, 2003 totaled $808,000. Non-performing loans (loans in non-accrual status and loans past due ninety days or more as to principal and interest) declined to $2,222,000 at September 30, 2003, from $2,577,000 as of June 30, 2003 and from $4,008,000 as of December 31, 2002. Non-performing loans represented 3.33% of total loans as of September 30, 2003, compared to 6.87% of total loans as of December 31, 2002.

Shareholders equity at September 30, 2003 was $11,973,000 an increase of $2,100,000 compared to December 31, 2002. This increase is the result of net proceeds of $2,483,000 of the private placement of common stock in February of 2003 offset by a reduction of $351,000 in unrealized gains in the Company's available for sale securities portfolio, net of income tax, combined with the Company's year-to-date net loss of $32,000.

In a further statement, Russell Breeden III, Chief Executive Officer of Blue River commented: "These results reflect a meaningful achievement as we build a premier performing company. Our next step is to, as soon as possible, earn a return on equity which is in line with our peer group." Mr. Breeden also reported: "The previously announced acquisition of Unified Banking Company continues to progress on the anticipated time-line. Regulatory approvals have been received, a final loan commitment has been signed, and the common stock rights offering and community offering for the additional capital is now effective and the prospectus is being distributed to our shareholders and interested parties. For additional information in regard to the current stock offering, persons may contact Russ Breeden [317] 681-1233 or Larry Toombs at [317] 398-9721."


The statements in this press release do not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


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Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to among other things, exceptions of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and potential future credit experience. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company's reports filed with the Securities and Exchange Commission.